Exhibit 10.94

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of June 1, 2007, by and between OPUS REAL ESTATE VI LIMITED PARTNERSHIP, a Delaware limited partnership (“Partnership”) and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A. Partnership owns, directly or indirectly, one hundred percent (100%) of the ownership interests in each of the Subsidiaries (as defined below). The Subsidiaries collectively own the Projects (as defined below).

B. Partnership and the Subsidiaries desire to sell the Projects to Purchaser or certain affiliates of Purchaser upon the terms and conditions of this Agreement.

AGREEMENTS:

In consideration of this Agreement, Partnership, Subsidiaries and Purchaser agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them below:

“Cardinal Health Project” means the project commonly known as Cardinal Health facility, located in Hennepin County, Minnesota, and legally described on Exhibit A attached hereto, owned by ORE Continental MN.

“Cedar Bluffs Project” means the project commonly known as Cedar Bluffs Business Center, located in Dakota County, Minnesota, and legally described on Exhibit A attached hereto, owned by ORE Ventures MN.

“Crystal Park Project” means the project commonly known as Crystal Park D and E, located in Williamson County, Texas, and legally described on Exhibit A attached hereto, owned by ORE TX.

“Existing Debt” means the outstanding existing debt obligations (which shall include principal, interest and all amounts outstanding) owed by ORE Ventures MN to Lender and the obligations of Partnership as guarantor pursuant to the Loan Documents.

“Existing Master Lease” means the lease(s) listed on Schedule 4 attached hereto and made a part hereof.

“Hartman Project” means the project commonly known as Hartman Business Center One, located in Cobb County, Georgia, and legally described on Exhibit A attached hereto, owned by ORE GA.

“Lender” means MetLife Bank, N.A., a national banking association.

“Loan Documents” means, collectively, the documents evidencing, securing or pertaining to the Existing Debt, as listed on Schedule 2 attached hereto and made a part hereof

“Park 75 Project” means the project commonly known as Park 75 at Union Centre I, located in Butler County, Ohio, and legally described on Exhibit A attached hereto, owned by ORE OH.

“Plainfield Project” means the project commonly known as Plainfield Business Center at Airwest Business Park—Building VIII, located in Hendricks County, Indiana, and legally described on Exhibit A attached hereto, owned by ORE Continental IN.

“Rickenbacker Project” means the project commonly known as Opus Business Center at Rickenbacker Building IV, located in Franklin County, Ohio, and legally described on Exhibit A attached hereto, owned by ORE America OH.

“ORE America OH” means Opus Real Estate America VI OH, L.L.C., a Delaware limited liability company.

“ORE Continental IN” means Opus Real Estate Continental VI IN, L.L.C., a Delaware limited liability company.

“ORE Continental MN” means Opus Real Estate Continental VI MN, L.L.C., a Delaware limited liability company.

“ORE GA” means Opus Real Estate Georgia VI, L.L.C., a Delaware limited liability company.

“ORE OH” means Opus Real Estate Ohio VI, L.L.C., a Delaware limited liability company.

“ORE TX” means Opus Real Estate Texas VI Limited Partnership, a Delaware limited partnership.

“ORE Ventures MN” means Opus Real Estate Ventures VI MN, L.L.C., a Delaware limited liability company.

“Portfolio” means the entire portfolio consisting of all of the Projects.

“Projects” means, collectively, the Cardinal Health Project, the Cedar Bluffs Project, the Crystal Park Project, the Hartman Project, the Park 75 Project, the Plainfield Project and the Rickenbacker Project.

“Reports” means the environmental reports listed on Schedule 5 attached hereto and made a part hereof.

“Subsidiaries” means, collectively, ORE America OH, ORE Continental IN, ORE Continental MN, ORE GA, ORE OH, ORE TX and ORE Ventures MN.

“Surviving Indemnity Obligations” means collectively, Purchaser’s indemnity obligations set forth in Sections 2(g), 4(b), 15, 29 and 34 hereof, and Partnership’s indemnity obligations set forth in Sections 15, 29 and 34 hereof.

2. Sale of Subject Property. Partnership agrees to cause each Subsidiary to sell to Purchaser, and Purchaser agrees to purchase from the relevant Subsidiary, all of the relevant Subsidiary’s right, title and interest in and to the following property (collectively, “Subject Property”) associated with the Project(s) owned by such Subsidiary, upon the terms and conditions set forth herein:

(a) Real Property. Fee simple interest in those certain parcels of real estate legally described on Exhibit A attached hereto and made a part hereof (the “Land”); together with (i) all building structures, improvements and fixtures owned by the relevant Subsidiary located on the Land, (the “Improvements”); and (ii) all rights, privileges, servitudes and appurtenances thereunto belonging or appertaining (the items described in (i) and (ii) above, collectively, the “Real Property”).

(b) Personal Property and Intangibles. All of the equipment and personal property owned by a Subsidiary, located at or installed on the Real Property and used solely in the operation of the Real Property, if any, and the right to use the names of the Projects and other business or trade names associated with the Subject Property (excluding any name containing the name “Opus”), to the extent the same are assignable (collectively, “Personal Property”).

(c) Leases. The interest as landlord in and to the leases described on Exhibit B attached hereto and made a part hereof, together with all amendments or modifications referred to therein, if any (collectively, “Leases”).

(d) Permits. The licenses, permits, and certificates of occupancy described on Exhibit D attached hereto and made a part hereof, to the extent, if any, that the same are assignable (collectively, “Permits”).

(e) Service Contracts. The existing service and maintenance contracts described on Exhibit E attached hereto and made a part hereof, together with all amendments or modifications referred to therein, if any (“Service Contracts”), to the extent they are assignable. On or before the Contingency Date, Purchaser shall advise Partnership, in writing, of any Service Contracts that Purchaser does not desire to be assigned to and assumed by Purchaser at Closing (the “Rejected Service Contracts”), and any Rejected Service Contracts shall be terminated prior to or at Closing if such contracts are terminable at no cost to Partnership and Partnership has reasonably sufficient notice to allow for timely termination. Failure by Purchaser to notify Partnership prior to or on the Contingency Date shall constitute an election by Purchaser to have all of the Service Contracts assigned to and assumed by Purchaser at Closing. Notwithstanding the foregoing, Purchaser hereby disapproves of any leasing agreements (other than the commissions agreements listed on Exhibit B-2 attached hereto) and/or property management agreements affecting the Projects, which Partnership shall cause to be terminated at Closing.

(f) Warranties. All unexpired warranties and guaranties given or assigned to, or benefiting the relevant Subsidiary, the Real Property or the Personal Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property or the Personal Property that are described on Exhibit F attached hereto and made a part hereof (“Warranties”), to the extent that the same are in Partnership’s or the relevant Subsidiary’s possession and are assignable without cost to Partnership or any Subsidiary; provided, however, it is understood that Partnership and Subsidiaries are not assigning, and the Subject Property does not consist of, any interest in any construction or development contracts between Partnership (or any Subsidiary) and any other Opus-related entity.

(g) Plans. A limited license, as hereinafter described, to review and use a copy of the final plans and specifications (excluding shop drawings) relating to the construction of the Improvements in Partnership’s or the relevant Subsidiary’s possession (“Plans”); provided, however, neither Purchaser nor its successors or assigns may use the Plans for any purpose other than the repair, maintenance or restoration of the Improvements without the prior written consent of Partnership, and Purchaser hereby agrees to indemnify, defend and hold harmless Partnership, Subsidiaries and their affiliates from and against any unauthorized use of the Plans, which obligation shall survive Closing. Partnership and each Subsidiary reserve the right to use the Plans for any purpose.

(h) Loan Documents. All of Partnership’s and ORE Ventures MN’s interest in and to the Loan Documents expressly excluding any of the Loan Documents that are guaranties or indemnities executed by a party other than ORE Ventures MN or Partnership, including, without limitation, all of the ORE Ventures MN’s interest in and to all reserve accounts and other accounts maintained pursuant to the provisions of the Loan Documents.

3. Closing Date; Purchase Price. The closing of the purchase and sale of the Subject Property (“Closing”) shall occur on July 10, 2007 (the “Closing Date”) unless this Agreement is earlier terminated as provided herein, subject to extension as provided in Section 9(a) below, and subject to Purchaser’s right (which is hereby granted to Purchaser) to accelerate the Closing Date upon five (5) business days prior written notice. Purchaser shall pay to Partnership and the Subsidiaries, as consideration for the purchase of the Subject Property, the sum (“Purchase Price”) of ONE HUNDRED EIGHT MILLION FOUR HUNDRED THOUSAND and 00/100 U.S. Dollars ($108,400,000.00), which Purchase Price is allocated to each Project as set forth on Schedule 1 attached hereto. Purchaser may re-allocate the Purchase Price among the Projects with written notice to Partnership on or prior to the Contingency Date, subject to Partnership’s reasonable approval. The Purchase Price shall be payable as follows:

(a) Initial Earnest Money Deposit. Within one (1) business day after execution of this Agreement by Partnership, Subsidiaries and Purchaser, Purchaser shall deposit in the form of cash the sum of TWO HUNDRED THOUSAND and 00/100 Dollars ($200,000.00) (together with interest earned thereon, the “Initial Earnest Money”) with the escrow department of First American Title Insurance Company, 1900 Midwest Plaza West, 801 Nicollet Mall, Minneapolis, MN 55402-2504 (“Title Company”) pursuant to an escrow agreement in the form of Exhibit G attached hereto and made a part hereof (the “Escrow Agreement”).

(b) Second Earnest Money Deposit. Within one (1) business day after the Contingency Date (as defined below), provided that Purchaser has not terminated this Agreement on or before the Contingency Date, Purchaser shall deposit in the form of cash the additional sum of FIVE HUNDRED THOUSAND and 00/100 Dollars ($500,000.00) (the “Nonrefundable Second Earnest Money”; together with the Initial Earnest Money and any interest earned thereon, the “Earnest Money”) with the Title Company pursuant to the Escrow Agreement. Notwithstanding anything stated to the contrary in this Agreement, if the transaction contemplated hereunder fails to close for any reason other than Purchaser’s default under this Agreement, the Earnest Money shall be refundable to Purchaser, except as specifically provided herein. All or a portion of the Earnest Money shall, at Purchaser’s election, be credited against the Purchase Price at Closing.

(c) Assumption of Existing Debt. Purchaser shall receive a credit against the Purchase Price for the outstanding principal amount of the Existing Debt as of the Closing Date, to the extent assumed by Purchaser in the manner described in this Section 3(c). The current outstanding balance of the Existing Debt as of the date hereof relating to the Cedar Bluffs Project is shown on Schedule 2 attached hereto. All obligations of ORE Ventures MN and Partnership pursuant to the Loan Documents, including without limitation all guaranty obligations, shall be assumed by the Purchaser to the extent arising after the Closing, or with respect to all guaranty obligations arising after Closing, by an entity acceptable to Lender. Upon assumption by Purchaser (or other entity or entities related to Purchaser as provided above), ORE Ventures MN and Partnership shall be released and discharged from all liability under the Existing Debt and the Loan Documents with respect to obligations arising after the Closing.

(d) Balance of Purchase Price. The balance of the Purchase Price, plus or minus prorations and other adjustments, if any, shall be due in cash at Closing. Purchaser shall pay such balance to Partnership, or at the direction of Partnership, by wire transfer of immediately available funds to the Title Company’s escrow account at Closing, to be received by Partnership at or before 2:00 p.m. Central Daylight Time on the Closing Date.

4. Conditions Precedent to Closing. Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Conditions Precedent”) on or before 5:00 p.m. Central Daylight Time on July 2, 2007 (“Contingency Date”):

(a) Title/Survey. Prior to the date hereof, Partnership has furnished to Purchaser (i) separate current title commitments (“Commitments”) for owners’ title policies for each Project issued by the Title Company showing title in the appropriate Subsidiary as shown on Schedule 1 attached hereto (with copies of all underlying title documents listed in the Commitments), subject only to the encumbrances set forth on Exhibit H attached hereto and made a part hereof or otherwise permitted by Purchaser (collectively, the “Permitted Encumbrances”) (which Commitments shall be in nominal amounts, but shall be increased to the allocated Purchase Price at Closing so that the total aggregate coverage of the Commitments equals the total Purchase Price), and (ii) separate surveys (“Surveys”) for each Project prepared in accordance with the Minimum Standard Detail Requirements for Class A Land Title Surveys (jointly established by ALTA/ACSM as revised in 2005) which shall be (prior to Closing) certified to Purchaser and the Title Company. If any of the Surveys disclose survey defects other than Permitted Encumbrances or if any of the Commitments show exceptions other than Permitted Encumbrances which defects or exceptions are not acceptable to Purchaser (collectively, “Unpermitted Encumbrances”), then Purchaser shall notify Partnership in writing on or before June 21, 2007 (the “Title Notice Date”), specifying the Unpermitted Encumbrances and, prior to the Contingency Date, Purchaser shall have received assurances satisfactory to Purchaser, in its reasonable discretion, that the Unpermitted Encumbrances will be removed or endorsed over on or before Closing. Any encumbrances to which Purchaser has not objected on or before the Title Notice Date shall be deemed “Permitted Encumbrances” from and after the Title Notice Date. In addition, if Partnership or a Subsidiary has not expressly agreed in writing on or before the Contingency Date that Partnership or such Subsidiary will remove or cause the Title Company to endorse over any encumbrances to which Purchaser has objected, then such encumbrances shall be deemed “Permitted Encumbrances” (and shall no longer be Unpermitted Encumbrances) from and after the Contingency Date if Purchaser has not terminated this Agreement as allowed herein, prior to the Contingency Date. Notwithstanding anything herein to the contrary, Partnership shall have no obligation to correct, cure or remove any Unpermitted Encumbrances; provided, however, that Partnership covenants to cause all monetary and financing liens and encumbrances created by or through Partnership (other than the liens for non-delinquent real property taxes and the liens relating to the Existing Debt) to be eliminated at Partnership’s sole cost and expense (including all pre-payment penalties and charges) prior to or concurrently with Closing.

(b) Due Diligence Materials; Tests. Partnership shall, within two (2) business days following execution of this Agreement, deliver to Purchaser the due diligence materials listed on Schedule 3 in the possession or control of Partnership or the relevant Subsidiaries with respect to the Subject Property, for Purchaser’s review and analysis. Except as otherwise provided herein, it is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the Contingency Date, as to whether or not it wishes to purchase the Subject Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Subject Property and on the express representations of Partnership or any Subsidiary contained herein and not on any materials supplied by Partnership or the Subsidiaries. Partnership shall allow Purchaser and Purchaser’s officers, employees, agents, attorneys, architects and engineers access to the Real Property, subject to the rights of the tenants under the Leases (collectively, “Tenants”) without charge and at all reasonable times, for the purpose of making such inspections, tests and verifications (collectively, “Tests”) as they shall deem reasonably necessary. Purchaser’s access rights shall commence on the date of this Agreement and continue until the earliest to occur of the following: (i) the date Partnership terminates this Agreement in accordance with the terms hereof; (ii) the date Purchaser terminates this Agreement in accordance with the terms hereof, or (iii) the Closing. On or before the Contingency Date, Purchaser shall be satisfied, in its sole and absolute discretion, with the results of the Tests. Purchaser shall pay all costs and expenses of the Tests, and except for those matters caused by the negligent acts or omissions of Partnership. Purchaser and shall defend, indemnify and hold harmless Partnership, and the Subsidiaries, and their respective agents, employees and contractors, and the Subject Property, from and against any and all loss, cost, damage, liability, settlement, cause of action or threat thereof or expense (including, without limitation, reasonable attorneys’ fees and costs) arising from or relating to the Tests, but excluding claims arising from Purchaser’s discovery of existing conditions on the Subject Property (except to the extent such existing conditions were exacerbated by the Tests). Purchaser shall carry and shall cause any consultants retained by Purchaser to carry policies of commercial general liability insurance in an amount not less than $5,000,000 combined single limit per occurrence for bodily injury, death and property damage liability and provide evidence of such insurance to Partnership prior to commencing the Tests. Purchaser shall promptly repair and restore any damage to the Subject Property attributable to the conduct of the Tests or Purchaser’s presence or activity on the Subject Property, and shall promptly return the Subject Property to substantially the same condition as existed prior to the conduct of the Tests. No Tests shall be conducted without Partnership’s approval as to the time and manner of such Tests, which approval shall not be unreasonably withheld or delayed, and no invasive testing (including Phase II environmental assessments) shall be performed without Partnership’s approval. At Partnership’s sole option, any such Tests shall be performed in the presence of a representative of Partnership. All Tests shall be conducted in such a manner so as to minimize interference with the operation of the Subject Property and the business of any and all Tenants and occupants thereof. Anything in this Agreement to the contrary notwithstanding, the indemnity, defense and hold harmless obligations of Purchaser under this Section 4(b) shall survive Closing and any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, Partnership and the Subsidiaries shall have no obligation to make any repairs or improvements to the Subject Property.

Purchaser shall be permitted to interview Tenants at a time reasonably acceptable to Partnership and the Tenants, provided that Partnership may have a representative present at any such interviews.

Purchaser has informed the Partnership that Purchaser is required by law to complete with respect to certain matters relating to the Subject Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Partnership shall deliver to Purchaser, as part of the due diligence materials provided to Purchaser as provided for in this Agreement, (a) the documents which are described on Exhibit N attached hereto, to the extent in existence and in Partnership’s possession with respect to the time periods during which the Subject Property was owned by the relevant Subsidiary (collectively, the “Audit Documentation”), and (b) provide to Purchaser in written form, as determined by Partnership, answers to the questions relating to the Subject Property which are expressly set forth in Exhibit N (the “Written Answers”) (provided that neither Partnership nor any Subsidiary shall be required to answer any additional written questionnaires in connection with Purchaser’s 3-14 Audit and shall not be required to deliver any confidential or proprietary information of Partnership or Subsidiaries, including appraisals, organizational documents, documents relating to the capitalization of Partnership, its partners or any Subsidiaries, whether through debt or equity, the Partnership or the relevant Subsidiary’s basis in the Subject Property, and internal reports, or any materials not related to the Subject Property). All such Audit Documentation and Written Answers are provided by Partnership or the Subsidiaries without any representation or warranty. Purchaser waives all claims against Partnership and Subsidiaries in connection with the preparation of the Audit Documentation and Written Answers provided to Purchaser or its auditors with respect to the Subject Property. Purchaser shall indemnify and defend Partnership and Subsidiaries and their respective officers, directors, employees, members and affiliates against any and all claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorney’s fees) arising in connection with the preparation and delivery of the Audit Documentation and Written Answers, including any claims based on the accuracy or completeness of the Audit Documentation or Written Answers or compliance of such Audit Documentation or Written Answers with applicable laws. Purchaser’s indemnification obligations contained in this Section 4 shall survive Closing.

(c) Loan Assumption. Purchaser shall have until the Contingency Date to

(i) determine, in Purchaser’s sole discretion, the terms on which Purchaser shall assume the Existing Debt, and

(ii) approve, in Purchaser’s sole discretion, the Loan Documents and the form of documents (the “Loan Assumption Documents”) that the Lender, Purchaser, Partnership and ORE Ventures MN execute in connection with Lender’s consent to the proposed transfer of the Cedar Bluffs Project to Purchaser and Purchaser’s assumption of the Loan Documents, which determination and approval shall be set forth in a written notice (the “Loan Assumption Notice”) delivered to Partnership on or prior to the Contingency Date. If Purchaser agrees to assume the Existing Debt (the “Assumption”) through the delivery to Partnership of the Loan Assumption Notice, Purchaser shall assume the principal balance outstanding under the Existing Debt as of the Closing and all interest accruing after the Closing (the “Assumed Debt”), and any loan assumption fee payable in connection with the Assumption, all transfer or other fees, costs and expenses charged by third parties (other than Purchaser’s counsel) in connection with Purchaser’s assumption of the Loan Documents, all recording costs and expenses relating to the recordation of any assignment agreement or other documentation relating to Purchaser’s assumption of the Loan Documents (including attorneys’ fees incurred by the lenders under the Loan Documents), all title insurance premiums required in connection with the Assumption, and any other fees, penalties, charges, costs and expenses relating to the Assumption, shall be paid by Partnership. Notwithstanding the foregoing, in the event Purchaser negotiates any changes to the Loan Documents (other than changes necessary to effectuate the assumption of the Existing Debt as described in this Agreement) or incurs additional debt with respect to the Cedar Bluffs Project, Purchaser shall be responsible for all costs, fees, title premiums and mortgage registration tax resulting from or relating to such modifications. If Purchaser fails to deliver the Loan Assumption Notice to Partnership on or before the Contingency Date, this Agreement shall terminate with respect to the entire Portfolio, as a whole, and Purchaser shall receive a return of the Earnest Money together with any interest earned thereon, provided Purchaser shall execute any documents reasonably required by Partnership to evidence such termination including, without limitation, quit claim deeds.

Purchaser shall, on or before the Contingency Date notify Partnership in writing if the Conditions Precedent have not been satisfied or waived by Purchaser, in Purchaser’s sole and absolute discretion with respect to the entire Portfolio, as a whole (or, if and to the extent permitted under Section 20 hereof, excluding certain Projects) and that Purchaser has elected to terminate this Agreement (which election shall be in Purchaser’s sole and absolute discretion). If Purchaser so timely notifies Partnership, then this Agreement shall terminate with respect to the entire Portfolio, as a whole, and Purchaser shall receive a return of the Earnest Money together with any interest earned thereon, provided Purchaser shall execute any documents reasonably required by Partnership to evidence such termination including, without limitation, quit claim deeds. Upon such termination, neither party will have any further rights or obligations (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination) regarding this Agreement or the Subject Property with respect to the entire Portfolio, as a whole. If Purchaser gives notice that the Conditions Precedent have been satisfied or waived by Purchaser with respect to the Portfolio, as a whole (or, if and to the extent permitted under Section 20 hereof, excluding certain Projects), or if Purchaser fails to notify Partnership on or prior to the Contingency Date that the Conditions Precedent have not been satisfied or waived by Purchaser, then Purchaser’s termination right set forth in this Section 4 shall be deemed to have been waived by Purchaser with respect to the entire Portfolio, as a whole, in which event (i) Purchaser shall deposit the Nonrefundable Second Earnest Money with the Title Company, (ii) the Initial Earnest Money and the Nonrefundable Second Earnest Money shall become nonrefundable as of the Contingency Date subject to the terms and conditions of this Agreement, and (iii) the parties shall proceed to Closing in accordance with the provisions herein contained.

5. Covenants by Partnership. Partnership covenants and agrees with Purchaser that from the date hereof until the Closing Date or earlier termination of this Agreement, Partnership shall conduct and cause the Subsidiaries to conduct their business involving the Subject Property as follows (except as specifically provided to the contrary herein):

(a) Transfers; Easements. Partnership shall refrain from conveying the Subject Property, except to an affiliate or Subsidiary (which transfer, if any, will be made subject to the rights of Purchaser under this Agreement), or creating on the Subject Property any easements affecting the Subject Property other than as may be required by any applicable governmental or quasi-governmental authority or by a provider of utility services, and refrain from removing any fixture or equipment; provided, however, nothing herein shall preclude Partnership, any Subsidiary or the property manager from replacing any equipment, supplies or machinery in the ordinary course of operating the Subject Property. Partnership shall, upon Partnership’s or a Subsidiary’s receipt, deliver to Purchaser a copy of any easement so required by any governmental or quasi-governmental authority or provider of utility services affecting the Subject Property (which shall require the consent of Purchaser, not to be unreasonably withheld), and any such easement, if approved, shall constitute a Permitted Encumbrance. Notwithstanding the foregoing, ORE OH shall have the right to enter into a sewer easement in connection with the Park 75 Project without the prior consent of Purchaser, so long as ORE OH provides a copy of such easement (which must be depicted on the Survey for the Park 75 Project) to Purchaser no less than five (5) business days prior to the Contingency Date and provided such easement does not adversely affect the value of the Park 75 Project or adversely affect the operations at the Park 75 Project.

(b) Contracts. Partnership shall refrain from (and cause the Subsidiaries to refrain from) entering into or amending any material contracts or other agreements regarding the Subject Property that would be binding on Purchaser following consummation of the sale contemplated by this Agreement (other than leases, which are governed by Sections 5(d) and (e) below, and other than contracts in the ordinary course of business which are cancelable by the owner of the Subject Property without penalty within thirty (30) days after giving notice thereof) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed and which shall be deemed given by Purchaser if Purchaser does not object to Partnership’s request for approval within three (3) days.

(c) Operation. Operate and maintain the Subject Property in a manner consistent with the existing operation, maintenance, repair and insurance of the Subject Property.

(d) Qualified Leases. At any time prior to the Closing Date, ORE TX may enter into one or more Qualified Leases (as such term is defined in the Existing Master Lease) with respect to any space covered by the Existing Master Lease in the Crystal Park Project, upon the terms and conditions set forth in the Existing Master Lease. If ORE TX becomes aware of a proposed Qualified Lease, ORE TX shall submit the proposed Qualified Lease to Purchaser, and Purchaser shall have the same review and approval rights for such proposed Qualified Lease that are given to the Landlord under the Existing Master Lease. In the event that any Acceleration Payment (as such term is defined in the Existing Master Lease) is due from ORE TX to the tenant under the Existing Master Lease with respect to any Qualified Lease that is executed between the date hereof and the Closing Date, or to the extent that ORE TX is responsible to pay a portion of the leasing commissions or tenant improvement costs with respect to a Qualified Lease that is executed between the date hereof and the Closing Date, Purchaser shall pay such amount to the tenant under the Existing Master Lease at Closing, or, if ORE TX has previously paid such amounts prior to Closing, Purchaser shall reimburse ORE TX for such payment at Closing. In the event that any Release Payment (as such term is defined in the Existing Master Lease) is received by ORE TX from the tenant under the Existing Master Lease with respect to any Qualified Lease executed between the date hereof and the Closing Date, ORE TX shall provide a credit at Closing to Purchaser for such payment. ORE TX shall furnish Purchaser, on or before the earlier of (i) three (3) business days following execution thereof, or (ii) the Closing Date, with a true and complete copy of each Qualified Lease executed by ORE TX and the tenant under such Qualified Lease from and after the date hereof through the Closing Date.

(e) Other Leases. Except as expressly provided herein, from and after the Contingency Date (provided that this Agreement has not been terminated), Partnership shall (i) refrain, and shall cause each Subsidiary to refrain, from amending any existing Lease without Purchaser’s written approval, as provided below, provided that Purchaser shall have no ability to interfere with the administration by Partnership or a Subsidiary of any existing Lease as required by, and in accordance with, the terms of such Lease, and (ii) except as expressly provided herein, refrain, and cause each Subsidiary to refrain, from entering into any new leases with respect to the Real Property (each such amendment or new lease being referred to herein as a “Proposed New Lease”), without Purchaser’s written approval, as provided below in this Section 5(e). Partnership shall furnish Purchaser with a true and complete copy of any Proposed New Lease into which any Subsidiary desires to enter and such financial information with respect to the proposed tenant as Partnership may have in its possession. Purchaser shall have three (3) business days from receipt of such Proposed New Lease to approve or disapprove the same, which approval or disapproval shall be in Purchaser’s sole discretion. In the event that Purchaser does not approve any such Proposed New Lease, Purchaser shall notify Partnership, in writing, of such disapproval prior to expiration of the aforesaid three (3) business day period. If Purchaser does not provide such notice prior to the expiration of the aforesaid three (3) business day period, the Proposed New Lease shall be deemed approved. Nothing in this Section 5(e) shall restrict Partnership or any Subsidiary from amending any Lease or entering into any new leases on the Subject Property prior to the Contingency Date, provided that Partnership shall provide Purchaser with a copy of any such amendment(s) or new lease(s) at least three (3) days prior to the Contingency Date.

(f) Notice Regarding Representations and Warranties. Partnership shall, and shall cause each Subsidiary to, promptly deliver to Purchaser any notices it may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 6 herein to be untrue if made after Partnership’s or such Subsidiary’s receipt of any such notices.

(g) SNDAs. Partnership agrees to submit to each of the Tenants a Subordination, Non-Disturbance and Attornment Agreement (the “SNDAs”) in the form delivered by Purchaser to Partnership (provided that such forms shall be completed by Purchaser and delivered to Partnership for each individual Tenant) and request that the Tenants return the SNDAs to Partnership along with the Estoppel Certificates (as defined in Section 9 below), but receipt of the executed SNDAs from Tenants shall not be a condition to the Closing.

(h) Loan Documents. Partnership shall cause ORE Ventures MN, (a) to comply with all of its obligations under the Loan Documents and shall provide Purchaser with copies of any notices delivered or received in connection with the Loan Documents, and (b) to cooperate in good faith and with reasonable diligence to secure the Loan Assumption Documents for Purchaser’s Assumption of the Loan; provided, however, that Partnership shall assume no liability whatsoever with respect to Purchaser’s success or failure in securing such Loan Assumption Documents. Partnership shall promptly provide all information that may reasonably be required in order to obtain the Loan Assumption Documents. Purchaser shall have the right to negotiate directly with Lender to obtain the Loan Assumption Documents after Partnership has made the initial contact with Lender and has introduced Purchaser to Lender (except that Partnership shall be involved in such negotiations to the extent such negotiations relate to the release of Partnership and ORE Ventures MN under the Loan Documents). Partnership agrees to promptly (within not more than two (2) business days following the date of this Agreement) contact, and introduce Buyer to, Lender. Partnership shall promptly pay all amounts due Lender, its third party consultants and its legal counsel in connection with the evaluation of the Assumption, the processing of the Loan Assumption Documents and the closing of the Assumption.

6. Representations by Partnership.

(a) Representations. Partnership represents to Purchaser as follows (and each Subsidiary joins such representations to the extent set forth on the Joinder page attached to this Purchase Agreement):

(i) Authority. Each of Partnership and ORE Texas is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware. Each of Subsidiaries (other than ORE Texas) is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is in good standing under the laws of each State where the Real Property owned by such Subsidiary is located. Each of Partnership and the Subsidiaries has the requisite power and authority to enter into and perform this Agreement and Partnership’s Closing Documents and Joint Closing Documents (as herein defined) to which such entity is a party, provided however, that the authority of ORE Ventures MN is contingent upon Lender giving written consent to the assumption and sale transactions contemplated by this Agreement and the Partnership’s Closing Documents with respect to the Cedar Bluffs Project. This Agreement and Partnership’s Closing Documents and the Joint Closing Documents have been duly authorized by all necessary action on the part of Partnership and the Subsidiaries and have been or will be duly executed and delivered by Partnership or the appropriate Subsidiary who is party to such Partnership’s Closing Documents. Partnership’s and the Subsidiaries’ execution, delivery and performance of this Agreement and Partnership’s Closing Documents will not conflict with or result in a violation of Partnership’s or the Subsidiaries’ organizational documents, or any judgment, order or decree of any court or arbiter, to which Partnership or any Subsidiary is a party. This Agreement is a valid and binding obligation of Partnership and Subsidiaries and is enforceable against Partnership and Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, creditors’ rights and other similar laws.

(ii) FIRPTA. Neither Partnership nor any Subsidiary is a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(iii) Proceedings. To the knowledge of Partnership, there is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to the knowledge of Partnership, threatened against Partnership (with respect to the Subject Property), any Subsidiary or the Subject Property.

(iv) Leases.

(A)	Exhibit B is a true and complete list of all of the Leases or other occupancy agreements with respect to each of the Projects. Except as set forth in the Leases, there are no rights of first refusal, options to terminate without cause of the Subsidiary which is the landlord under such Lease, options to renew, options to purchase, or any rent abatements given to any of the Tenants after the Tenants are in occupancy and paying rent.

(B)	To Partnership’s knowledge, each of the Leases is in full force and effect according to the terms set forth therein, and has not been modified, amended, or altered, in writing or otherwise, except as set forth in Exhibit B.

(C)	Neither Partnership nor any Subsidiary has received written notice from any Tenant under the Leases of any unperformed obligation of the landlord under any of the Leases, including, without limitation, failure of the landlord to construct any tenant improvements that were required to have been completed prior to the date hereof by the landlord under the Leases. Neither Partnership nor any Subsidiary has been advised in writing of any claims or disputes giving rise to any setoff by any Tenant under the Leases. To Partnership’s knowledge, with respect to the Leases as of the date hereof, except as shown on Schedule 6 all tenant improvement allowances have been paid and all tenant improvements have been completed.

(D)	To Partnership’s knowledge, no Tenant under any of the Leases is in default under its Lease (beyond any applicable grace or cure period), and there are no rent delinquencies of more than thirty (30) days.

(E)	There are no brokers’ commissions, finders’ fees, or other charges payable or to become payable to any third party on behalf of Partnership or any Subsidiary as a result of or in connection with the Leases, including, without limitation, any unexecuted options to expand or renew, except as set forth on Exhibit C attached hereto and made a part hereof.

(v) Existing Debt. To knowledge of Partnership and ORE Ventures MN, (a) no Default or Event of Default (as defined in any Loan Documents) has occurred and is continuing under the terms of the Loan Documents, (b) the Loan Documents listed in Schedule 2 attached hereto and delivered to Purchaser are true, accurate and complete copies of all of the material documents and instruments in effect with respect to the Existing Debt, (c) they have not received any written notice that ORE Ventures MN is in default under the Loan Documents, and (d) the unpaid principal balance that will be outstanding after the June 1, 2007 payment under the Existing Debt is accurately set forth in Schedule 2 attached hereto.

(vi) Blocked Persons. Partnership has not received written notice that Partnership or any Subsidiary is:

(A)	listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 Sept. 25, 2001 (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”);

(B)	a person who has been determined by competent authority to be subject to the prohibitions contained in the Order;

(C)	owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(vii) Wells. With respect to each Project located in the State of Minnesota, the Subsidiary who owns such Project does not have knowledge of any “wells” on the Real Property within the meaning of Minn. Stat. §1031.005.

(viii) Sewers. For purposes of satisfying the requirements of Minn. Stat. §115.55, with respect to each Project located in the State of Minnesota, the Subsidiary who owns such Project represents that there is no “individual sewer treatment system” (within the meaning of that statute) on or serving the Real Property.

(ix) Use of Property. With respect to each Project located in the State of Minnesota, the Subsidiary who owns such Project represents that to its knowledge, methamphetamine production has not occurred on the Real Property at such Project.

(b) Partnership’s Knowledge. For purposes of this Agreement, the phrase “to the Partnership’s knowledge” or “to any Subsidiary’s knowledge” or words of similar import shall mean the actual knowledge of David C. Watson, Vice President, without independent inquiry or investigation.

7. Representations by Purchaser. Purchaser represents to Partnership as follows:

(a) Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware; that Purchaser has the requisite power and authority to enter into this Agreement, the Purchaser’s Closing Documents (as herein defined) and the Joint Closing Documents (as defined herein); such documents have been duly authorized by all necessary action on the part of Purchaser and have been or will be duly executed and delivered; that the execution, delivery and performance by Purchaser of such documents will not conflict with or result in violation of Purchaser’s organizational documents or any judgment, order or decree of any court or arbiter to which Purchaser is a party; such documents are valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, creditor’s rights and other similar laws.

(b) Purchaser has not received written notice that Purchaser is:

(i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Order and/or on any of the Lists;

(ii) a person who has been determined by competent authority to be subject to the prohibitions contained in the Order;

(iii) owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(c) Purchaser shall not transfer this Agreement or permit the transfer of any interest in Purchaser to any person or entity who is listed on the Lists.

8. Other Matters Related to Representations of Partnership and Purchaser. The respective representations of Partnership, Subsidiaries and Purchaser contained in this Agreement shall survive Closing; provided, however, that (a) any cause of action that Purchaser may have against Partnership or any Subsidiary by reason of a breach or default of any of Partnership’s or any Subsidiary’s representations set forth herein or in any Partnership’s Closing Documents or Joint Closing Documents shall automatically expire on December 31, 2007 (“Representation Expiration Date”), except that the same shall not expire as to any such breach or default as to which Purchaser has instituted litigation of a claim for any such breach or default prior to the Representation Expiration Date; (b) Partnership’s and all Subsidiaries’ total liability for any breach or breaches of their respective representations set forth herein shall in no event exceed $600,000 per Project (in the aggregate with respect to such individual Project, but with no further aggregating of such liability limit among Projects), which liability limit shall survive Closing, and (c) neither Partnership nor any Subsidiary shall have any liability whatsoever to Purchaser with respect to any breach or breaches by Partnership or any Subsidiary of their respective representations set forth herein, if, prior to Closing, Purchaser obtains knowledge by virtue of a written document or report received on or prior to the Closing Date of a fact or circumstance, the existence of which would constitute a breach of Partnership’s or any Subsidiary’s representations set forth herein. Among other things, for purposes hereof, Purchaser shall be deemed to have knowledge of any fact or circumstance set forth in any environmental assessments, Estoppel Certificates (as defined in Section 9(b)(iv) hereof) or other written materials reviewed or received by Purchaser on or prior to the Closing Date. Partnership’s and each Subsidiary’s representations set forth herein shall be deemed automatically modified to the extent that any information contained in any environmental assessments or engineering reports or other written materials reviewed or received by Purchaser prior to the Closing Date is inconsistent with the matters which are the subject of such representations, provided that a material change in such representations after the Contingency Date shall constitute a failure of Purchaser’s Closing Condition Precedent set forth in Section 9(b)(i) below. Notwithstanding the foregoing, neither Partnership nor any Subsidiary shall have any liability with respect to any breach to the extent the loss sustained by Purchaser as a result thereof does not exceed $25,000.00 in the aggregate per Project, provided, further if any such loss exceeds $25,000.00 for any Project, Partnership shall be liable for the total amount of such loss subject to the maximum liability provisions herein contained. Notwithstanding anything herein to the contrary, with respect to any claims for breach of representations related to a Project located in the State of Texas, the representations set forth herein shall survive the Closing for a period of two (2) years; provided, however, that in order to bring a claim during such two (2) year period, Purchaser must give notice of any claim for breach of a representation or warranty on or prior to the Representation Expiration Date.

9. Closing.

(a) Closing Date. The Closing shall occur at 2:00 p.m. Central Daylight Time on the Closing Date, or on such earlier or later date as Partnership and Purchaser may mutually agree, subject to extension as provided below and delays occasioned by operation of Section 10(b) hereof. The Closing shall occur at the office of, or by mail through escrow with, the Title Company or the office of Partnership’s outside counsel, Briggs and Morgan, Professional Association, in Minneapolis, Minnesota or at such other time and place as the parties may mutually agree. Purchaser shall have the one-time option to extend the Closing Date to July 25, 2007 (the “Extended Closing Date”; in the event Purchaser so elects to extend the Closing Date, herein all references to the Closing Date shall mean the Extended Closing Date), provided that on or before two (2) business days prior to the initially scheduled Closing Date, Purchaser shall deliver written notice to Partnership that it has elected to extend the Closing Date to the Extended Closing Date and shall deposit an additional nonrefundable deposit of THREE HUNDRED FIFTY THOUSAND and 00/100 Dollars ($350,000.00) (the “Extension Deposit”) with the Title Company. The Extension Deposit shall thereafter be included as Earnest Money pursuant to this Agreement.

(b) Purchaser’s Closing Conditions Precedent. Purchaser’s obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Purchaser’s Closing Conditions Precedent”); provided, however, that Purchaser shall have the unilateral right to waive any Purchaser’s Closing Conditions Precedent, in whole or in part, by written notice to Partnership:

(i) The representations of Partnership set forth in Section 6(a) hereof and of each Subsidiary (by virtue of the Joinder of Subsidiaries attached hereto) shall be, in all material respects, true and complete (provided that changes in the representations due to progress on tenant improvement work, payment of tenant improvement allowances or leasing commissions, or execution of new leases permitted by this Agreement shall not be deemed a failure of this condition).

(ii) Partnership and each Subsidiary shall have performed all of the obligations required to be performed by them under this Agreement, including, without limitation, the timely delivery of all documents and instruments to Title Company as required by Sections 10(a) and 10(d) as and when required by this Agreement, in all material respects.

(iii) Neither the Purchaser nor the Partnership shall have terminated this Agreement as provided herein.

(iv) Purchaser shall have received an estoppel certificate no less than three (3) business days prior to the Closing Date, substantially in the form of Exhibit I attached hereto and made a part hereof, with such additional modifications requested by Tenants and reasonably approved by Purchaser, from Tenants under Leases constituting at least eighty-five percent (85%) of the leased square feet of each Project (the “Estoppel Certificates”), which Estoppel Certificates shall not disclose the existence of any defaults under the Leases referenced therein and shall contain information that is consistent with the terms of the Leases referenced therein. Partnership and Purchaser agree that Partnership shall not be in default under this Agreement if Partnership is unable to obtain an Estoppel Certificate from one or more of the Tenants and that no costs, expenses or other damages shall be due to Purchaser in such event. Partnership shall use reasonable efforts to obtain such Estoppel Certificates from each Tenant prior to the Contingency Date; provided, however, Partnership shall not be required to expend significant monies or make significant concessions or institute litigation in order to obtain such Estoppel Certificates. Purchaser shall accept an Estoppel Certificate from a Tenant substantially in the form required in such Tenant’s Lease or in another form reasonably acceptable to Purchaser in lieu of an Estoppel Certificate substantially in the form attached as Exhibit I attached hereto. Notwithstanding the foregoing, with respect to the Lease in the Hartman Project with the United States of America (by the General Services Administration for Center for Disease Control), the form of Estoppel Certificate shall be a “Statement of Lease” in the form required by such Tenant in lieu of the form attached hereto as Exhibit I.

(v) Lender shall have consented to Purchaser’s assumption of the Existing Debt and the Loan Documents, and Lender, Partnership and ORE Ventures MN shall have executed and delivered to Purchaser the Loan Assumption Documents, which Loan Assumption Documents shall be in form satisfactory to Purchaser in Purchaser’s discretion, provided that Purchaser shall cooperate in good faith with any requests by Lender for information concerning Purchaser or its affiliates that is reasonably necessary for Lender to approve Purchaser’s assumption of the Existing Debt and release of the Partnership and the Subsidiaries from all liability for the Existing Debt and the Loan Documents arising after the Closing, including, without limitation, audited financial statements and reports of Purchaser, which shall be delivered directly by Purchaser to Lender.

(c) Partnership’s Conditions Precedent. Partnership’s and Subsidiaries’ obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions (“Partnership’s Closing Conditions Precedent”);

provided, however, that Partnership and Subsidiaries shall have the unilateral right to waive any Partnership’s Closing Condition Precedent, in whole or in part, by written notice to Purchaser:

(i) The representations of Purchaser set forth in Section 7 hereof shall be, in all material respects, true and complete.

(ii) Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement, as and when required by this Agreement, in all material respects.

(iii) Pursuant to the terms of the Loan Assumption Documents, Lender shall have consented to (A) the sale of the Cedar Bluffs Project to Purchaser, (B) the assumption by Purchaser of the Existing Debt and the Loan Documents, and (C) and the release of ORE Ventures MN and Partnership from all obligations under the Loan Documents to the extent arising after the Closing, and the documentation evidencing such assumption and release shall have been approved by Partnership (in Partnership’s sole discretion) prior to the Contingency Date.

(iv) Lender shall have executed and delivered on or before the Closing Date the Loan Assumption Documents.

(d) Failure of Condition Precedent. In the event that Purchaser’s Closing Conditions Precedent or Partnership’s Closing Conditions Precedent, as the case may be, have not been satisfied or waived as of the scheduled Closing Date as the same may be extended as permitted above, and provided the failure to satisfy or waive any such condition is not attributable to a breach or default of this Agreement by Partnership or Purchaser, as the case may be (in which event the provisions of Section 12 shall apply), this Agreement shall terminate (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination) with respect to the entire Portfolio (except as specifically provided in Section 20 hereof), and the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser, provided, however, upon such termination Purchaser shall, at the request of Partnership, execute any documents reasonably requested by Partnership to evidence such termination, including, without limitation, quit claim deeds. Upon such termination, neither party will have any further rights or obligations regarding this Agreement or the Subject Property (except for the Surviving Indemnity Obligations, which obligations shall survive any such termination).

10. Closing Deliveries.

(a) Partnership’s Closing Documents. On the Closing Date, Partnership shall execute and/or deliver or cause the relevant Subsidiaries to execute and/or deliver the following (collectively, “Partnership’s Closing Documents”):

(i) Deeds. Separate Special Warranty or Limited Warranty Deeds, as applicable, for each Project conveying the Real Property for such Project to Purchaser in the relevant forms set forth in Exhibit J-1 through Exhibit J-5 attached hereto and made a part hereof (the “Deeds”).

(ii) Bills of Sale. Separate Bills of Sale for each Project transferring the Personal Property for such Project to Purchaser, in the form set forth in Exhibit K attached hereto and made a part hereof.

(iii) FIRPTA Certificates. Separate non-foreign certificates for each Project properly containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code and the regulations promulgated thereunder.

(iv) Closing Certificates. Closing Certificates executed by Partnership and each Subsidiary certifying that representations made by Partnership or such Subsidiary, as appropriate, in Section 6 of this Agreement are true as of the Closing Date, as modified in the interim, or indicating any material and adverse change in any such representations or warranties.

(v) Evidence of Termination of Management Agreements. Evidence that the existing management agreements executed by Partnership or any Subsidiary have been terminated with respect to the Projects.

(vi) Title Company Documents. Certificates executed by the relevant Subsidiaries (and, if required by the Title Company, the Partnership) in favor of the Title Company in a form reasonably satisfactory to the Title Company and Partnership in order to record the Deeds and issue the Owners’ Policies (as defined herein) together with all necessary or customary transfer declarations.

(vii) Tenant Estoppel Certificates. Subject to the terms of Section 9(b)(iv) hereof, Estoppel Certificates from Tenants constituting at least eighty-five percent (85%) of the leased space for each Project. Notwithstanding anything herein to the contrary, neither Partnership nor any Subsidiary shall be in default under this Agreement if such parties are unable to obtain Estoppel Certificates from the requisite number of Tenants, and no expenses, costs or other damages shall be due to Purchaser for failure to deliver one or more Estoppel Certificates.

(viii) Existing Debt Documents. Copies of the Loan Documents and (subject to the terms and conditions of this Agreement) the written consent of Lender to the assumption of the Existing Debt by Purchaser and release of ORE Ventures MN and Partnership.

(ix) Well Disclosures. For each Project located in the State of Minnesota, a completed Minnesota Department of Health Well Disclosure Certificate or a statement on the Deed that “The Partnership certifies that the Partnership does not know of any wells on the described real property” or the statement “I am familiar with the property described in this instrument and I certify that the status and number of wells on the described real property have not changed since the last previously filed well disclosure certificate” followed by the relevant Subsidiary’s signature.

(x) Disclosure of Tanks (if any). For each Project located in the State of Minnesota, the affidavits described in Minnesota Statutes, Section 116.48, Subd. 6 and Section 115B.16, Subd. 2, if required.

(xi) Transfers of Letter of Credit. A transfer certificate transferring to Purchaser the beneficiary’s interest in the letter of credit referenced on Exhibit B issued in connection with the Lease to Restaurant Technologies, Inc. in the Cedar Bluffs Project, together with such original letter of credit.

(xii) Georgia Affidavit. With respect to the Hartman Project, a Georgia affidavit of Partnership’s or ORE GA’s, as applicable, residence or affidavit of gain, as applicable, in customary form, as required by O.C.G.A. Section 48-7-128. If Partnership or ORE GA, as applicable, elects or is required to deliver the affidavit of gain, it shall be obligated to comply with the withholding requirements of O.C.G.A. Section 48-7-128.

(xiii) Broker Lien Waivers. With respect to the Hartman Project and the Crystal Park Project, an affidavit of waiver of lien rights executed by the Broker, waiving any statutory lien rights with respect to the sale of such Projects. In addition, in the event the Title Company requires any additional broker’s lien waivers in connection with the leasing and/or sale of any of the Projects in order to issue the Owner’s Policies, then Partnership shall deliver such waivers in form satisfactory to induce the Title Company to issue the Owner’s Policies.

(b) Title Insurance Policy. At Closing and as a condition precedent thereto, Partnership shall cause the Title Company to deliver or irrevocably commit to deliver to Purchaser its owners’ title insurance policies (the “Owners’ Policies”) for each of the separate Projects required by this Agreement, in the form of an ALTA Form Owners’ Policy (1970 Form, without any creditor’s rights exceptions), to the extent such form is available in the relevant states, or in the case of the Crystal Park Project, a Texas standard form of Owner’s Policy of Title Insurance. If the Owners’ Policies which the Title Company is prepared to issue show any Unpermitted Encumbrances, Partnership shall have the option to extend the Closing Date in order to endeavor to remove such Unpermitted Encumbrances, provided that all of the following conditions are satisfied: (i) Partnership shall provide Purchaser with written notice of its election to extend the Closing Date by no later than five (5) days prior to the scheduled Closing Date, (ii) Partnership covenants and agrees, that within fifteen (15) days after the scheduled Closing Date (such fifteen (15)-day period being sometimes hereinafter referred to as the “Title Cure Period”), to use reasonable efforts to remove such Unpermitted Encumbrances or to cause the Title Company to issue its endorsement over any such Unpermitted Encumbrances (if such endorsement is available), which endorsement shall be in form and substance reasonably acceptable to Purchaser, and (iii) the new Closing Date shall be five (5) days after the date Partnership has provided Purchaser with written notice that the Unpermitted Encumbrances have been removed or that the Title Company will issue its endorsement over any such Unpermitted Encumbrances, which endorsements shall be in form and substance reasonably acceptable to Purchaser; provided, however, that the new Closing Date shall not be more than twenty (20) days after the scheduled Closing Date. If, after using reasonable efforts as aforesaid, Partnership cannot cause such Unpermitted Encumbrances to be removed, or Partnership cannot cause the Title Company to issue its endorsement over any such Unpermitted Encumbrances, on or before the expiration of the Title Cure Period, Purchaser shall, within five (5) business days following expiration of the Title Cure Period, elect either (i) to terminate this Agreement (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination) with respect to the entire Portfolio, as a whole, or (ii) to take title to the Real Property as it then-is on the new Closing Date, as provided above, subject to the Unpermitted Encumbrances (without any abatement in the Purchase Price). Failure of Purchaser to notify Partnership within the aforesaid five (5)-business day period shall constitute Purchaser’s irrevocable election under clause (ii) of the immediately preceding sentence. In the event that Purchaser terminates this Agreement with respect to the entire Portfolio, as a whole, as provided in clause (i) above, the Earnest Money shall be promptly returned to Purchaser, provided, however, upon such termination Purchaser shall, at the request of Partnership, execute any document reasonably requested by Partnership to evidence such termination, including, without limitation, a quit claim deed. Upon such termination, neither party will have any further rights or obligations (except Surviving Indemnity Obligations, which obligations shall survive any such termination).

(c) Purchaser’s Closing Documents. On the Closing Date, Purchaser shall execute and/or deliver or cause to be executed and/or delivered to Partnership the following (collectively, “Purchaser’s Closing Documents”):

(i) Purchase Price. Provided that all of Purchaser’s Closing Conditions Precedent are satisfied or waived, the Purchase Price, plus or minus prorations and other adjustments provided herein, if any, by wire transfer of immediately available funds to be received in Title Company’s trust account on or before 2:00 p.m. Central Daylight Time on the Closing Date.

(ii) Title Documents. Such affidavits of Purchaser and other documents as may be reasonably required by the Title Company in order to record the Deeds and issue the Owners’ Policies required by this Agreement.

(iii) Closing Certificates. A Closing Certificate executed by Purchaser certifying that representations made by Purchaser herein are true as of the Closing Date, as modified in the interim, or indicating any material and adverse change in any such representations or warranties.

(iv) Ohio Fee Statement. With respect to each of the Rickenbacker Project and the Park 75 Project, an Ohio Real Property Conveyance Fee Statement and Receipt for each such Project.

(v) Minnesota Certificates of Real Estate Value. With respect to the Cardinal Health Project and the Cedar Bluffs Project, separate Certificates of Real Estate Value and Supplements for each such Project.

(vi) Miscellaneous. Other documents reasonably required to consummate the transaction this Agreement contemplates.

(d) Joint Closing Documents. On the Closing Date, Partnership (or the relevant Subsidiary) and Purchaser shall jointly execute and deliver the following (collectively, the “Joint Closing Documents”):

(i) Closing Statements. Separate closing statements for each Project, and a Master Closing Statement, in form and substance reasonably acceptable to both Partnership and Purchaser, and consistent with the terms, provisions and conditions of this Agreement, showing the allocated Purchase Price for such Project and all prorations, adjustments, credits and debits this Agreement describes or requires.

(ii) Assignment and Assumption of Leases. A separate Assignment and Assumption of Leases for each Project in the form of Exhibit L hereof.

(iii) Assignment and Assumption of Contracts and Project Documents. A separate Assignment and Assumption Agreement of Contracts and Project Documents for each Project in the form of Exhibit M hereto.

(iv) Assignment and Assumption of Broker’s Agreements. An Assignment and Assumption of Commissions Agreement for the Broker’s Agreement relating to the Lease with Inmark, Inc. in the Hartman Project, as referenced on Exhibit C, pursuant to which Purchaser agrees to pay such commissions that become due in connection with renewals, options or expansions of such Lease.

(v) Notices to Tenants. Written notices to the Tenants under the Leases advising them of the sale of the Subject Property and directing them to make future lease payments and to send all notices or other communications to Purchaser at the place designated by Purchaser.

(vi) Georgia Transfer Tax Declaration. With respect to the Hartman Project, a completed (or online filing version of) the PT-61 Real Estate Transfer Tax Declaration.

(vii) Indiana Sales Disclosure Form. With respect to the Plainfield Project, an Indiana Sales Disclosure Form.

(viii) Transfer Declarations and Affidavits. Other transfer declarations or affidavits to the extent required by law with respect to any one or more of the Projects.

(ix) Designation Agreements. Separate Designation Agreements for each Project executed by the Subsidiary transferring such Project, Purchaser and Title Company designating the “reporting person” for purposes of completing the Internal Revenue Service Form 1099 and, if applicable, Internal Revenue Form 8594 (the “Designation Agreements”).

(x) Loan Assumption Documents with Respect to Existing Debt. The Loan Assumption Documents executed by ORE Ventures MN, Partnership, Purchaser, and Lender relating to the Existing Debt, in form and substance acceptable to all such parties.

(xi) Assignment of Loan Documents. As to the Cedar Bluffs Project, an Assignment and Assumption of Loan Documents (“Assignment and Assumption of Loan Documents”) assigning to Purchaser the Loan Documents to be assigned to, and assumed by, Purchaser, which Assignment and Assumption of Loan Documents shall be in form and substance reasonably acceptable to the Partnership and Purchaser and shall have been approved by Partnership and Purchaser prior to the Contingency Date.

(xii) Enterprise Zone Documents. With respect to the Park 75 Project, an Assignment and Assumption of Butler County Enterprise Zone Agreement.

(xiii) Texas Tax District Notice. With respect to the Crystal Park Project, a Brushy Creek Utility District Notice.

(xiv) Foreign Trade Zone Documents. With respect to the Rickenbacker Project, notices to the Columbus Regional Airport Authority and a new Owner-Grantee Agreement executed by Purchaser with respect to the Foreign Trade Zone.

(xv) TIF Note Transfer Documents. With respect to the Cardinal Health Project, an Allonge and related consents from the City of Champlin relating to the TIF Note benefiting the Cardinal Health Project.

(xvi) Miscellaneous. Such other documents, instruments and affidavits as shall be reasonably necessary to consummate the transaction contemplated by this Agreement.

(e) Post-Closing Deliveries. Within a reasonable time following the Closing, Partnership shall deliver, or cause to be delivered, the following items to Purchaser:

(i) Original Documents. Original copies of the Leases, the Permits, the Service Contracts (to the extent assumed by Purchaser), the Warranties and copies of the Plans, to the extent that the same are in Partnership’s possession and have not previously been delivered to Purchaser.

(ii) Keys. All keys to locks on the Subject Property in the possession or control of Partnership.

(iii) Tenant Files. The current tenant files, including notices, financial information, and other information to the extent such items are in the possession of Partnership and subject to any confidentiality restrictions imposed upon Partnership by the applicable tenant.

11. Adjustment and Prorations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Subject Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. In the event prorations cannot be calculated on the Closing Date, the amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Partnership and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments within a reasonable time after the calendar year end following Closing. Except for the proration of real estate taxes and operating expenses (which shall be prorated on a cash basis as provided in subsections 11(a) and 11(g) below) and except as specifically provided otherwise herein, items of income and expense for the period prior to the Closing Date will be for the account of Partnership and the relevant Subsidiaries and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Purchaser if such bills are for Operating Expense Pass-Throughs (as hereinafter defined). The obligations of the parties pursuant to this Section 11 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

(a) Real Estate Taxes and Special Assessments. Real estate taxes and installments of assessments imposed by governmental authority (and any assessments imposed by private covenant) due and payable in the calendar year of Closing shall be prorated as of the Closing Date on a cash basis based upon the most recent tax bills or assessment. To determine the tax proration, the total amount of real estate taxes and installments of special assessments for the Subject Property that were or will become due and payable during the year of closing will be divided by 365, with the quotient referred to herein as the “Daily Tax Amount.” Partnership or the relevant Subsidiary shall be responsible for the amount calculated by multiplying the Daily

Tax Amount by the number of days in the calendar year up to (but not including) the Closing Date (“Partnership’s Tax Portion”). Purchaser shall be responsible for the amount calculated by multiplying the Daily Tax Amount by the number of days in the calendar year from and after the Closing Date. In the event Partnership or the relevant Subsidiary has paid real estate taxes and assessments during the year of closing in excess of the Partnership’s Tax Portion, Purchaser shall provide a credit to Partnership at Closing in the amount of such excess. In the event Partnership or the relevant Subsidiary has paid real estate taxes and assessments during the year of Closing in an amount less than the Partnership’s Tax Portion, then Partnership or the relevant Subsidiary shall provide a credit to Purchaser at Closing for the amount of such shortfall. Partnership or the relevant Subsidiary shall receive a credit for any taxes and assessments paid by Partnership or the relevant Subsidiary and applicable to any period after the Closing. Purchaser shall be responsible for any real estate taxes due and payable after the Closing Date. Purchaser shall receive a credit for any taxes or assessments due and payable and unpaid with respect to the period prior to the Closing (unless such amounts due are paid through the Closing). In the event Partnership or the Subsidiaries have collected from any Tenants as Operating Expense Pass-Throughs (as defined below) any amounts specifically allocable and held by Partnership and/or the relevant Subsidiary under the Leases to be paid for real estate taxes and assessments due and payable in the calendar year 2008 or thereafter (herein “Precollected Taxes”), Partnership shall provide such Pre-Collected Taxes to Purchaser pursuant to the Operating Expense Pass-Through proration as set forth in subsection (g) below. If, for the fiscal tax year in which the Closing is held, or any prior year, there are any tax protests filed, or abatement application proceedings pending at any time prior to the Closing with reference to the Property, Partnership or the relevant Subsidiary shall have the right to settle such protests or proceedings as long as such settlement does not include any agreement as to the valuation of the Property for real estate tax purposes for the period after the Closing. All amounts recovered as a result thereof, whether by settlement or otherwise, shall, net of attorneys’ fees and other expenses, be apportioned as of the Closing for the fiscal tax year in which the Closing is held, and paid, when received, to the parties entitled thereto; provided, however, that to the extent any such amounts are payable to Tenants pursuant to the terms of the Leases, such amounts shall be promptly paid over to such Tenants. The parties agree to execute any papers or take such steps, either before or after any Closing, as may be necessary to carry out the intention of the foregoing. Notwithstanding the foregoing (i) to the extent that Tenant(s) under any Leases for the Project(s) are required under the relevant Lease(s) to pay real estate taxes directly to the taxing authorities, then there shall be no tax proration with respect to such Project(s), and (ii) with respect to the Crystal Park Project, real estate taxes and assessments imposed by any governmental authority accrued for the calendar year 2007 (in other words, 2007 taxes due and payable in January 2008) shall be prorated as of the Closing Date based upon the most recent tax bills or assessment and based upon the number of days that Purchaser will own the Crystal Park Project in 2007.

(b) Title Insurance. Partnership shall pay all title examination fees of Title Company. Partnership shall pay the premium for standard coverage portion of the Owners’ Policies (and with respect to the Crystal Park Project, the Texas standard form of Owner’s Policy of Title Insurance), without endorsements. Purchaser shall pay the costs of the extended coverage portion of the Owners’ Policies and all fees Title Company charges for endorsements to the Owners’ Policies (including, with respect to the Crystal Park Project, any additional premium required to modify the survey exception of such title policy to “shortages in area”). Partnership shall pay the cost of date-down endorsements for the loan title insurance policies with respect to the Existing Debt assumed by Purchaser or its affiliates and Purchaser shall pay all costs of new loan policies in connection with any new financing for the Projects obtained by Purchaser.

(c) Survey Costs. Partnership and/or the Subsidiaries shall pay all costs of the Surveys.

(d) Closing Fee. Partnership and Purchaser shall each pay one-half of the closing fee or escrow fee Title Company charges.

(e) Transfer Tax. Partnership shall pay all Minnesota deed tax payable in connection with the transfer of the Cardinal Health Project and the Cedar Bluffs Project, and the Georgia transfer tax payable in connection with the transfer of the Hartman Project (excluding any taxes relating to any financing documents for Purchaser’s financing), and the Ohio transfer fees in connection with the transfer of the Park 75 Project and the Rickenbacker Project.

(f) Collected Rents. All collected net rent (excluding Operating Expense Pass-Throughs) and other collected income under the Leases shall be prorated as of the Closing. Partnership shall be charged with any rent and other income collected by Partnership before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from Tenants that are collected by Purchaser after the Closing unless the Tenants properly identify the payment as being for a specific item, in the following order: (i) first, to Purchaser in payment of the current rent due under such Lease, (ii) second, to Purchaser in payment of delinquent rent due under such Lease for the period from and after the Closing, and (iii) third, to Partnership in payment of rent coming due and payable prior to the Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Partnership to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents relating to the period before Closing by continuing to bill the Tenants for such unpaid rents. After six (6) months from the Closing Date, to the extent that Purchaser has not paid to Partnership unpaid rents owing to Partnership for periods prior to the Closing Date, Partnership or the relevant Subsidiary shall have the right to sue delinquent Tenants for delinquent rent so long as Partnership does not cause a termination of any Lease. Partnership acknowledges and agrees that in the event Partnership receives any rents and/or other charges payable by Tenants to the landlord under the Leases applicable to the period after the Closing Date, Partnership will promptly remit all such amounts to Purchaser.

(g) Operating Expense Pass-Throughs. With respect to each Project, the Subsidiary who owns such Project, as landlord under the Leases for such Project, is currently collecting from Tenants under such Leases additional rent and expense stops (if any) to cover taxes, insurance, utilities, common area maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) in connection with the ownership, operation, maintenance and management of the Subject Property. Partnership and Purchaser shall each receive a debit or credit, as the case may be, for the difference between the aggregate Tenants’ collected account balances for Operating Expense Pass-Throughs and the amount of Operating Expense Pass-Throughs due to or from Tenants as of the Closing Date. If Partnership or the relevant Subsidiary was overpaid by any Tenant for the period with respect to any such charges prior to Closing, Partnership shall remit to Purchaser such estimated overpayment at Closing. If Partnership or the relevant Subsidiary was underpaid by any Tenant for the period with respect to any such charges prior to Closing, Purchaser shall remit such amounts to Partnership promptly following Purchaser’s receipt of any such amounts after the Closing. Purchaser agrees to use reasonable efforts to complete the calendar year 2007 tenant reconciliations for each Project and submit such reconciliations to Tenants within ninety (90) days after the 2007 calendar year end, including billings for any estimated underpayments by Tenants for the Subsidiaries’ period of ownership, as provided above. In the event that any Tenant has not remitted such underpayment (and Purchaser has not forwarded such payment to Partnership) within thirty (30) days after

Purchaser submits the calendar year 2007 reconciliation to such Tenant, then Partnership and/or the relevant Subsidiary shall have the right to sue the delinquent Tenant for such underpayment, so long as Partnership does not cause a termination of any Lease or disturb any Tenant’s right to occupy its respective premises. Any item in this Section 11(g) that is paid directly by any Tenant pursuant to its Lease shall not be prorated between the parties, and Purchaser shall look to the Tenant to pay such items. Partnership and Purchaser agree to cooperate and use their good faith and diligent efforts to do a true-up and make any necessary adjustments to the proration of the Operating Expense Pass-Throughs within a reasonable time after the calendar year end following Closing.

(h) Security Deposits. Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of all unapplied cash security deposits in Partnership’s possession owed to Tenants, plus, if accrued interest on such security deposits must be reimbursed to any Tenant that paid a security deposit, all interest accrued on such security deposits. Partnership shall pay the transfer fee for the transfer of the letter of credit referenced in Section 10(a)(xi) above. If any security deposits shall be held by Partnership or the relevant Subsidiary in the form of transferable letters of credit or surety bonds, Partnership or the relevant Subsidiary shall assign its rights thereunder to Purchaser and shall, at Closing, deliver such letters of credit to Purchaser, and execute any transfer documents necessary to transfer the beneficiary’s interest in such letters of credit or bonds to Purchaser.

(i) Recording Costs. Purchaser shall pay the cost of recording the Deeds and all other recording costs.

(j) Existing Loan Interest. ORE Ventures MN shall pay Lender all interest that has accrued and remains unpaid with respect to the Existing Debt accrued prior to (but not including) the Closing Date and, to the extent not paid, Purchaser shall receive at Closing a credit towards the Purchase Price for such unpaid interest for the period prior to the Closing Date, provided that Purchaser shall assume the obligation to pay all such interest to Lender when due. Purchaser shall pay Lender all such interest due and accruing from and after the Closing Date.

(k) Assumption Fees. ORE Ventures MN shall pay the 1% assumption fee due to Lender and the $10,000 processing fee required by the Loan Documents in connection with the assumption by Purchaser of the Existing Debt. Notwithstanding the foregoing, in the event Purchaser and Lender restructure, reallocate or increase the Existing Debt or otherwise modify the Loan Documents (except for modifications necessary to effectuate the assumption of the Existing Debt as provided in this Agreement), Purchaser shall pay all costs and fees relating to or arising from such restructure, reallocating or increase.

(l) Leasing Commissions for Renewals, Expansions and Options. Purchaser shall be responsible to pay any leasing commissions due or to become due with respect to the renewal, expansion or exercise of options for the Lease with Inmark, Inc. and the Lease with the United States of America (GSA), in the Hartman Project, as set forth on Exhibit C.

(m) Attorneys’ Fees. Each party shall be responsible for its own attorneys’ fees in connection with the sale and purchase of the Projects and the assumption of the Existing Debt.

(n) Other Costs. All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the respective metropolitan areas where the Projects are located.

Except as otherwise expressly provided otherwise in this Agreement, all prorations provided for herein shall be final.

12. Default/Remedies. IN THE EVENT OF A BREACH OR DEFAULT BY PARTNERSHIP IN CLOSING THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL HAVE THE RIGHT EITHER (I) TO TERMINATE THIS AGREEMENT, RECEIVE A RETURN OF THE EARNEST MONEY, AND OBTAIN REIMBURSEMENT FROM PARTNERSHIP OF PURCHASER’S ACTUAL OUT-OF-POCKET EXPENSES DOCUMENTED IN REASONABLE DETAIL NOT TO EXCEED SEVENTY FIVE THOUSAND DOLLARS ($75,000), OR (II) TO ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT, PROVIDED THAT ANY ACTION FOR SPECIFIC PERFORMANCE BE COMMENCED WITHIN NINETY (90) DAYS OF THE SCHEDULED CLOSING DATE (OR SUCH LONGER PERIOD AS MAY BE REQUIRED BY LAW), AS THE SAME MAY HAVE BEEN EXTENDED PURSUANT TO THE PROVISIONS HEREOF. EXCEPT FOR THE SURVIVING INDEMNITY OBLIGATIONS, WHICH SHALL SURVIVE TERMINATION OF THE AGREEMENT, IN THE EVENT OF A BREACH OR DEFAULT BY PURCHASER IN CLOSING THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, PARTNERSHIP, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT AND RECEIVE THE EARNEST MONEY AS LIQUIDATED DAMAGES, IT BEING AGREED BY PARTNERSHIP AND PURCHASER THAT THE DAMAGES TO PARTNERSHIP IN CASE OF DEFAULT BY PURCHASER MAY BE IMPOSSIBLE TO ASCERTAIN AND THAT THE EARNEST MONEY CONSTITUTES A FAIR AND REASONABLE AMOUNT OF DAMAGES IN THE CIRCUMSTANCES AND IS NOT A PENALTY. NOTHING HEREIN CONTAINED SHALL LIMIT THE RIGHTS OR OBLIGATIONS OF THE PARTIES WITH RESPECT TO A DEFAULT UNDER THIS AGREEMENT OCCURRING AFTER THE CLOSING DATE, AND IN SUCH CASE THE PARTIES SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE AT LAW, IN EQUITY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SPECIFIC PERFORMANCE, SUBJECT TO THE CONDITIONS AND LIMITATIONS HEREIN SET FORTH, INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF SECTION 8 HEREOF. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO RECEIVE SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES UNDER THIS AGREEMENT OR OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH.

13. Damage. If, prior to the Closing Date, all or any part of the Improvements are substantially damaged by fire or other casualty, Partnership shall promptly give notice to Purchaser of such fact. Thereafter, at Purchaser’s option (to be exercised by Purchaser’s written notice to Partnership given within fifteen (15) days after Partnership’s initial notice to Purchaser), this Agreement shall terminate solely with respect to the Project relating to the damaged Improvements (the “Damaged Project”), subject to the limitations in Section 20 hereof. In the event of any such termination of this Agreement solely with respect to a Damaged Project, neither party will have any further obligations under this Agreement with respect to such Damaged Project (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination), Purchaser shall, at the request of Partnership, execute any document reasonably requested by Partnership to evidence such termination including, without limitation, a quit claim deed, and the Purchase Price shall be adjusted as provided in Section 20 hereof. If Purchaser fails to elect to terminate this Agreement with respect to such Damaged Project (in the manner provided in this Section 13) despite such damage, or if the Improvements are damaged but not substantially, subject to any contrary requirements or conditions in any existing financing secured by such Damaged Project, Partnership shall promptly commence to repair such damage or destruction and to return the Improvements to substantially their condition prior to such damage. If such damage shall be completely repaired prior to the Closing Date, then there shall be no reduction in the Purchase Price, and

Partnership shall retain the proceeds of all insurance related to such damage. If such damage shall not be completely repaired prior to the Closing Date, but Partnership is diligently proceeding to repair, then there shall be no reduction in the Purchase Price and Partnership shall complete the repair after the Closing Date and shall be entitled to receive the proceeds of all insurance related to such damage; provided, however, that Purchaser shall have the right to delay the Closing Date until repair is completed. For purposes of this Section 13, the phrase “substantially damaged” means (i) the cost to repair the Damaged Project is estimated to exceed $1,000,000, (ii) access to or parking on the Damaged Project is adversely affected, (iii) as a result of the damage, the Damaged Project is in violation of laws or fails to comply with zoning or any covenants, conditions or restrictions affecting the Subject Property, or (iv) the damage entitles any of the Tenants which lease at least fifty percent (50%) of the rentable square feet of the Damaged Project to terminate its Lease.

14. Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any substantial part of a Project, Partnership shall immediately give notice to Purchaser of such fact and, at Purchaser’s option (to be exercised within fifteen (15) days after Partnership’s notice), this Agreement shall terminate solely with respect to the Project relating to the condemnation (the “Condemned Project”), subject to the limitations in Section 20 hereof. In the event of any such termination, neither party will have further obligations under this Agreement with respect to such Condemned Project (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination), Purchaser shall, at the request of Partnership, execute any document reasonably requested by Partnership to evidence such termination including, without limitation, a quit claim deed, and the Purchase Price shall be adjusted as provided in Section 20 hereof. If Purchaser fails to elect to terminate this Agreement with respect to such Condemned Project in the manner provided in this Section 14, then there shall be no reduction in the Purchase Price, and Partnership shall assign to Purchaser at the Closing Date all of Partnership’s right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Partnership shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that if any action is necessary with respect to such proceeding to avoid any forfeiture or material prejudice, Partnership shall be entitled to take such action as and to the extent necessary without obtaining Purchaser’s prior written consent. For purposes of this Section, the words “substantial part” means (i) the amount of any condemnation award is estimated to exceed $1,000,000, (ii) access to or parking on the Condemned Project is adversely affected, (iii) as a result of the condemnation, the Condemned Project is in violation of laws or fails to comply with zoning or any covenants, conditions or restrictions affecting the Condemned Project, or (iv) the condemnation entitles any of the Tenants which lease at least fifty percent (50%) of the rentable square feet of the Condemned Project to terminate its Lease.

15. Broker’s Commissions. Partnership and Purchaser each represent to the other party that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Partnership, any Subsidiary or Purchaser or is entitled to compensation or commissions in connection herewith other than CB Richard Ellis (the “Broker”). Partnership shall pay to the Broker all commissions due to the Broker, pursuant to the Commissions Agreement dated as of February 16, 2007 (the “Listing Agreement”), at Closing, if the transaction contemplated by the Agreement is consummated. Partnership shall defend, indemnify and hold harmless Purchaser from and against any and all claims of brokers, finders or any like third party claiming any right to commissions or compensation by or through acts of Partnership in connection herewith. Purchaser represents to Partnership that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Purchaser or is entitled to compensation or commissions in connection herewith other than the commissions due to the Broker under the Listing Agreement. Purchaser shall defend, indemnify and hold harmless Partnership from and against any and all claims of brokers, finders or any like party claiming any right to commissions or compensation by or through acts of Purchaser in connection herewith. The indemnity obligations hereunder, in favor of both Partnership and Purchaser, shall include, without limitation, all damages, losses, risks, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from and related to matters being indemnified hereunder; provided, however, that the total liability of Partnership with respect to the foregoing shall be subject to the conditions and limitations set forth in Section 8 hereof. No broker, finder or like party shall be entitled to rely (as a third-party beneficiary or otherwise) on the provisions herein in claiming any right to commissions or compensation or otherwise. This Section 15 shall survive the expiration or termination of this Agreement or the Closing through December 31, 2007.

16. Environmental Disclosure. Partnership and the Subsidiaries hereby disclose that the Real Property contains or contained such hazardous materials (if any) as described in the Reports. Partnership and the Subsidiaries shall deliver the Reports to Purchaser within three (3) business days following the execution of this Agreement, and Purchaser shall acknowledge receipt of the Reports. Purchaser acknowledges and agrees that the Reports are provided by Partnership and the Subsidiaries for informational purposes only and that Partnership and the Subsidiaries make no representations or warranties as to the accuracy or completeness of the Reports. Purchaser will conduct its own investigations and studies of the Subject Property as it deems necessary or appropriate in order to determine the presence or absence of hazardous materials on or within the Subject Property. Subject to Section 6(a)(iii), Purchaser hereby (a) agrees that Purchaser is relying solely on its own investigation, if any, of the Subject Property covering the effect of any hazardous materials that may be on or within the Subject Property, whether disclosed by such investigations or not (collectively, the “Hazardous Materials Effect”), (b) acquires the Subject Property subject to the risk of any and all liabilities, claims, demands, suits, judgments, losses, damages, expenses (including, without limitation, attorney’s fees) and other obligations arising out of or incurred in connection with the Hazardous Materials Effect, if any, and (c) waives and releases Partnership and the Subsidiaries from any claims, liabilities, demands, suits, judgments, losses, damages and expenses relating to the Hazardous Materials Effect.

17. Assignment. Purchaser may not assign its rights under this Agreement without the prior written consent of Partnership; provided, however, Purchaser may assign its rights under this Agreement to any trust, corporation, partnership or limited liability company controlling, controlled by or under common control with Purchaser. For purposes hereof, “control” shall mean ownership (directly or indirectly) of 51% or more of the voting or comparable ownership interest of any such trust, corporation, partnership or limited liability company. Any assignment shall be subject to all the provisions, terms, covenants and conditions of this Agreement and the assignor shall, in any event, continue to be and remain liable under this Agreement, as it may be amended from time to time, as a principal and not as a surety, without notice to such assignor. Any such assignment and assumption shall be evidenced by a written agreement in form and substance reasonably acceptable to Partnership. Notwithstanding anything to the contrary, Purchaser shall have the right to assign this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as an investment advisor.

18. Non-Recourse to Partners of Partnership. Partnership and Purchaser agree that the neither the general partner nor any limited partner of Partnership shall be personally liable for any obligations under this Agreement or any document executed in connection herewith.

19. Catastrophic Environmental Event. If, after the Contingency Date and prior to the Closing Date, any Catastrophic Environmental Event (as defined below) occurs with respect to a Project, Partnership shall give notice to Purchaser of such fact promptly after Partnership becomes aware of such occurrence. Thereafter, at Purchaser’s option (to be exercised by Purchaser’s written notice to Partnership prior to the Closing Date), this Agreement shall terminate solely with respect to the Project affected by such Catastrophic Environmental Event (the “Affected Project”), subject to the limitations in Section 20 hereof. In the event of any such termination of this Agreement solely with respect to the Affected Project, neither party will have any further obligations under this Agreement with respect to such Affected Project (other than the Surviving Indemnity Obligations, which obligations shall survive any such termination), Purchaser shall, at the request of Partnership, execute any document reasonably requested by Partnership to evidence such termination including, without limitation, a quit claim deed, and the Purchase Price shall be adjusted as provided in Section 20 hereof. If Purchaser fails to elect to terminate this Agreement with respect to the Affected Project in the manner provided in this Section 19, then there shall be no reduction in the Purchase Price, and the parties shall proceed to Closing upon the terms and conditions of this Agreement. For purposes of this Section 19, the phrase “Catastrophic Environmental Event” means an adverse environmental event on a Project resulting in a violation of applicable environmental laws requiring cleanup. Notwithstanding the foregoing, an adverse environmental event shall not be a Catastrophic Environmental Event if a “no further action” letter addressed to Partnership or the relevant Subsidiary or a “no association” letter addressed to Purchaser, or their equivalents, has been received from the relevant governmental authorities prior to Closing.

20. Portfolio Purchase. It is the intent of the Partnership and Purchaser that the Subject Property, including all of the Projects, is to be sold by Partnership and the Subsidiaries and purchased by Purchaser as the entire Portfolio, upon the terms and conditions herein. Except as specifically provided herein, any termination of this Agreement pursuant to the terms and conditions hereof shall be a termination with respect to the entire Portfolio. Notwithstanding the foregoing, to the extent the Purchaser has the right to terminate this Agreement with respect to a given Project as a result of substantial damage or casualty as defined and provided in Section 13 hereof occurring prior to the Closing Date, a condemnation of a substantial part of such Project as defined and provided in Section 14 occurring prior to the Closing Date, or a Catastrophic Environmental Event with respect to such Project as defined and provided in Section 19 occurring after the Contingency Date and prior to the Closing Date, Purchaser may notify Partnership in writing that it desires to terminate this Agreement solely with respect to the affected Project(s). Upon receipt of such written notice from Purchaser, Partnership shall agree to terminate this Agreement only with respect to the affected Project(s). In the event this Purchase Agreement is terminated with respect to only one or more Projects pursuant to Section 13, Section 14, or Section 19, the Purchase Price shall be reduced by the amount of the Purchase Price allocation for such Project as shown on Schedule 1 attached hereto.

21. Additional Specific State Provisions and Notices.

(a) DTPA WAIVER OF CONSUMER RIGHTS FOR CRYSTAL PARK PROJECT. PURCHASER AND PARTNERSHIP ACKNOWLEDGE THAT THE TEXAS DECEPTIVE TRADE PRACTICES AND CONSUMER PROTECTION ACT (SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS (THE “TEXAS ACT”), DOES NOT APPLY TO THE SALE OF THE CRYSTAL PARK PROJECT CONTEMPLATED BY THIS AGREEMENT BECAUSE THE CONSIDERATION FOR THE CRYSTAL PARK PROJECT IS GREATER THAN $500,000, AND PURSUANT TO SECTION 17.42 OF THE TEXAS ACT, PURCHASER HEREBY VOLUNTARILY WAIVES ANY RIGHTS THAT IT MAY HAVE UNDER THE TEXAS ACT AFTER CONSULTING WITH LEGAL COUNSEL OF ITS OWN SELECTION.

(b) Notice Under Texas Real Estate License Act. The Texas Real Estate License Act requires written notice to Purchaser that it should have an attorney examine an abstract of title to a Texas Property or obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Purchaser with respect to the Crystal Park Project.

(c) Notice Regarding Texas Property in Unincorporated Area. Pursuant to the requirements of Section 5.011 of the Texas Property Code, Partnership, and ORE TX hereby notify Purchaser that if the Real Property related to the Crystal Park Project is located outside the limits of a municipality, such Real Property may now or later be included within the extra-territorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extra-territorial jurisdiction. To determine if such Real Property is located within a municipality’s extra-territorial jurisdiction, contact all municipalities located in the general proximity of such Real Property for further information.

(d) Texas Municipal Utilities District Notice. With respect to the Crystal Park Project, if the Real Property is situated in a utility or other statutorily created district providing water, sewer, drainage or flood control facilities and services, the Texas Water Code requires Partnership or the relevant Subsidiary to deliver and Purchaser to sign and acknowledge, at the closing, the statutory notice relating to the tax rate, bonded indebtedness or standby fee of the district prior to the final execution of this Agreement. Such notice shall be recorded in the real property (deed) records of the county in which the Crystal Park Project is located.

(e) Independent Consideration for Texas Projects. Partnership, ORE TX and Purchaser agree that the Earnest Money shall be deemed to include the amount of One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”) for the Crystal Park Project. Such Independent Consideration is paid by Purchaser to Partnership on the date hereof as consideration for Partnership’s execution and delivery of this Agreement and for Purchaser’s right to inspect and evaluate the Projects. The Independent Consideration is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary herein, is non-refundable in all events, including any refund of the balance of the Earnest Money.

(f) Rickenbacker Project Foreign-Trade Zone Commitment. Purchaser has expressed to ORE America Ohio and hereby confirms: (a) Purchaser’s understanding that the Columbus Regional Airport Authority (“CRAA”) is developing Foreign-Trade Zone 138 with the goal of promoting international trade within Central and Southern Ohio, that the Rickenbacker Project is within Foreign-Trade Zone 138 (the “Zone”), and that Purchaser’s or Purchaser’s tenant’s use of the Property should involve international trade; (b) Purchaser’s understanding that the use of the Rickenbacker Project must be consistent with the procedures set forth in Foreign-Trade Zones act of 1934, as amended, (19 U.S.C. 81a-81u) and all laws, rules, regulations and policies related thereto including the U.S. Department of Commerce Rules for the Foreign-Trade Zones Board set forth at 15 C.F.R. Part 400, including without limitation §400.42 of such rules (collectively the “FTZ Regulations”), and all laws, rules and regulations promulgated by U.S. Customs and Border Protection for the operation of activated zone sites, including the rules set forth at 19 C.F.R. Part 146 (collectively the “Customs Regulations”), and the FTZ policies and tariffs promulgated by the CRAA as Grantee of the Zone (collectively the “CRAA Policies”); (c) Purchaser’s commitment that it will use, or cause its tenants to use their good faith and diligent efforts to use the Rickenbacker Project as an activated Zone site for the admission into the Zone of foreign merchandise inventory related to the business of Purchaser or Purchaser’s tenants, or for one or more other activities contemplated by the Customs Regulations, on a continuing basis and to the maximum extent possible consistent with the User’s general obligations to its shareholders, partners, or owners as the case may be, and its customers; (d) Purchaser’s understanding that should it not be consistent with Purchaser’s or Purchaser’s tenant’s business obligations to comply with the FTZ Regulations, Customs Regulations or CRAA Policies that Purchaser may request the CRAA to remove the Zone designation from the Rickenbacker Project and that the CRAA shall, at Purchaser’s expense, take the necessary actions to process an application to have the Rickenbacker Project removed from the Zone, or that, conversely, should Purchaser or Purchaser’s tenants fail to comply with the FTZ Regulations, Customs Regulations or CRAA policies, that the CRAA shall, after reasonable notice and an opportunity to cure, have the right to remove the Zone designation from the Rickenbacker Project and that Purchaser shall not contest such removal; (e) that it is Purchaser’s understanding that if federal law requires the activation of the site, the CRAA as Grantee of the Zone has the right, after reasonable notice to Purchaser and opportunity for compliance, to require the activation of Purchaser’s site for use as a Zone site, and that if Purchaser either is not able to comply with the requirement, or elects not to comply with the requirement, that Purchaser agrees the CRAA shall have the right to remove the Zone designation from the Rickenbacker Project and Purchaser shall not object to such removal; (f) that it is Purchaser’s understanding that CRAA as Grantee has required activation of a portion of the Commodity Zone Site within five years of its approval as a zone site and that if no business within the site activates a portion of its facility within five years, CRAA as Grantee of the Zone has the right, after reasonable notice to businesses located in the zone and opportunity for compliance, to require the activation of a site for use as a Zone site, and that if no business complies with the requirement, that Purchaser agrees the CRAA shall have the rights to remove the Zone designation from the Rickenbacker Project and Purchaser shall not object to such removal; and (g) that Purchaser understands that the obligations and rights set forth in this Section are binding on any successive owner, lessee, or other user of the Rickenbacker Project, or any part thereof.

(g) Indiana Environmental Disclosure. To the knowledge of ORE Continental IN, the Real Property at the Plainfield Project is not “Property” as that term is defined in the Indiana Responsible Property Transfer Act found in Indiana Code Section 13-25-3 (the “Indiana Property Transfer Act”) and neither ORE Continental IN nor Purchaser is required to file a disclosure statement under the Indiana Property Transfer Act in connection with the conveyance of the Plainfield Project.

22. Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by nationally recognized overnight courier guaranteed next business day delivery, by telecopy or facsimile transmission (provided that such notice sent by facsimile is also sent via nationally recognized overnight courier for guaranteed next business day delivery), or by personal delivery, properly addressed as follows:

If to Partnership:	OPUS REAL ESTATE VI LIMITED PARTNERSHIP
10350 Bren Road West
Minnetonka, MN 95343
Attn: Andrew C. Deckas
Facsimile No.: (952) 656-4750

With a copy to:	Opus L.L.C.
10350 Bren Road West
Minnetonka, MN 55343
Attn: Legal Department
Facsimile No.: (952) 656-4755

And a copy to:	Briggs and Morgan, Professional Association
2200 IDS Center
Minneapolis, MN 55402
Attn: Charles R. Haynor
Facsimile No. (612) 977-8650

If to Purchaser:	KBS Capital Advisors LLC
205 West Wacker, Suite 1000
Chicago, IL 60606
Attn: Bill Rogalla
Facsimile No.: (312) 726-6804

With a copy to:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Facsimile No.: (949) 417-6523

and a copy to:	Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, CA 92606
Attn: L. Bruce Fischer, Esq.
Facsimile No.: (949) 399-7001

All notices shall be deemed given one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by personal delivery or by telecopy or facsimile transmission (with proof of transmission). Attorneys for each party shall be authorized to give notices for each such party. Notwithstanding anything herein to the contrary, in the event any notice is required hereunder within a period of less than three (3) business days, such notice shall be given by facsimile transmission, personal delivery or overnight courier, all as provided above. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified.

23. Captions. The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

24. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained, and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter herein contained are superseded and of no further force and effect. No covenant, term or condition of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing signed by the party charged with such waiver.

25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

26. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

27. Severability. The unenforceability or invalidity of any provisions hereof shall not render any other provision herein contained unenforceable or invalid.

28. “As Is” Sale. PURCHASER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS SET FORTH IN SUBSECTIONS (i), (ii), (iii), (iv), and (v) OF SECTION 10(a), (A) NEITHER PARTNERSHIP NOR ANY SUBSIDIARY, NOR ANY OWNER, PRINCIPAL, AGENT, ATTORNEY, EMPLOYEE, BROKER, OR OTHER REPRESENTATIVE OF PARTNERSHIP OR ANY SUBSIDIARY, HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT PROPERTY OR ANY MATTER RELATED THERETO, AND (B) PURCHASER IS NOT RELYING ON ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE SUBJECT PROPERTY, AND THAT PURCHASER IS ACQUIRING THE SUBJECT PROPERTY IN ITS “AS-IS” CONDITION WITH ALL FAULTS, AND (C) PURCHASER RELEASES PARTNERSHIP AND SUBSIDIARIES, THEIR RESPECTIVE PAST, PRESENT AND FUTURE EMPLOYEES, PARTNERS, OFFICERS, DIRECTORS, ATTORNEYS, AGENTS, ADMINISTRATORS, REPRESENTATIVES AND PREDECESSORS AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, EXECUTORS AND ADMINISTRATORS, AGENTS, EMPLOYEES, REPRESENTATIVES, ATTORNEYS, AFFILIATES AND ALL PERSONS ACTING BY, THROUGH, UNDER OR IN CONCERT WITH ANY OF THEM (COLLECTIVELY, THE “RELEASEES”) AND EVERY ENTITY AFFILIATED WITH PARTNERSHIP AND SUBSIDIARIES AND RELEASEES, FROM ALL ACTIONS, CAUSES OF ACTIONS, SUITS, DEBTS, LIENS, CONTRACTS, AGENTS, OBLIGATIONS, PROMISES, RIGHTS, DEMANDS, CLAIMS, LIABILITIES, DAMAGES, JUDGMENTS, LOSSES, COSTS AND EXPENSES INCLUDING ATTORNEYS’ FEES, OF ANY NATURE WHATSOEVER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FIXED OR CONTINGENT, WHICH PURCHASER NOW HAS, OWNS, HOLDS OR CLAIMS TO HAVE, OWN OR HOLD, OR AT ANY TIME HERETOFORE HAD, OWNED, HELD, OR CLAIMED TO HAVE, OWN OR HOLD, AGAINST PARTNERSHIP AND/OR SUBSIDIARIES AND THE RELEASEES, RELATING TO THE CONDITION OF THE SUBJECT PROPERTY. IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS SET FORTH IN SUBSECTIONS (i), (ii), (iii), (iv), and (v) OF SECTION 10(a), PARTNERSHIP AND SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PHYSICAL CONDITION OF THE SUBJECT PROPERTY, ANY PATENT OR LATENT DEFECTS AFFECTING THE SUBJECT PROPERTY OR ANY OTHER ASPECT OF THE SUBJECT PROPERTY, INCLUDING ANY ENTITLEMENTS FOR THE SUBJECT PROPERTY, ANY GOVERNMENTAL LAWS AND REGULATIONS, INCLUDING, BUT NOT LIMITED TO, ENVIRONMENTAL LAWS, ZONING AND LAND USE LAWS AND REGULATIONS, COVENANTS, CONDITIONS OR RESTRICTIONS, WHETHER OR NOT OF RECORD, TO WHICH THE SUBJECT PROPERTY MAY BE SUBJECT, THE DEVELOPMENT, USE, CONSTRUCTION, MANAGEMENT OR OCCUPATION OF THE SUBJECT PROPERTY, INCLUDING, WITHOUT LIMITATION, THE IMPROVEMENTS CONSTRUCTED THEREON, THE PRESENCE OF ANY HAZARDOUS MATERIALS UNDER OR IN THE VICINITY OF THE SUBJECT PROPERTY AND ANY HAZARDOUS MATERIAL EFFECTS, OR ANY OTHER MATTER RELATING TO THE SUBJECT PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER WILL CONDUCT ITS OWN INVESTIGATIONS AND STUDIES OF THE SUBJECT PROPERTY AND ALL ASPECTS THEREOF, INCLUDING WITHOUT LIMITATION THE SUBJECT PROPERTY’S CHARACTERISTICS, ITS PHYSICAL CONDITION (INCLUDING ANY DEFECTS THEREIN), ALL LEGAL REQUIREMENTS APPLICABLE THERETO, THE OPERATION AND USE THEREOF, THE ENVIRONMENTAL CONDITION OF THE SUBJECT PROPERTY AND ALL MATTERS DESCRIBED IN THE PRECEDING SENTENCE. IF FOR ANY REASON WHATSOEVER PURCHASER IS PRECLUDED BY PARTNERSHIP OR ANY SUBSIDIARY FROM CONDUCTING SUCH INVESTIGATIONS AND STUDIES, PURCHASER SHALL BE REQUIRED TO GIVE WRITTEN NOTICE THEREOF TO PARTNERSHIP PRIOR TO THE CONTINGENCY DATE. PURCHASER’S WAIVERS APPLY TO ALL CLAIMS OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ABSOLUTE OR CONTINGENT, AND WHETHER OR NOT DISCOVERABLE BY PURCHASER, THAT PURCHASER NOW HOLDS OR MAY HOLD AT ANY TIME IN THE FUTURE.

PURCHASER ACKNOWLEDGES AND AGREES THAT: (A) PURCHASER IS AN EXPERIENCED AND SOPHISTICATED OWNER OF REAL PROPERTY; (B) PURCHASER HAS EXPRESSLY NEGOTIATED THE LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION; AND (C) THE LIMITATIONS CONTAINED IN THIS SECTION ARE REASONABLE. PURCHASER ACKNOWLEDGES AND AGREES THAT PARTNERSHIP AND SUBSIDIARIES HAVE AGREED TO ENTER INTO THIS AGREEMENT IN CONSIDERATION FOR AND IN RELIANCE UPON THE FOREGOING LIMITATIONS OF LIABILITY, AND THAT THE CONSIDERATION UNDER THIS AGREEMENT IS BASED IN PART ON THE LIMITATIONS OF LIABILITY. THE PROVISIONS OF THIS SECTION SHALL APPLY TO ANY CLAIM, LOSS OR DAMAGE, IRRESPECTIVE OF ITS CAUSE OR ORIGIN, AND REGARDLESS OF WHETHER IT IS BASED ON STRICT LIABILITY OR RESULTS FROM THE PASSIVE OR ACTIVE NEGLIGENCE OF PARTNERSHIP OR ANY SUBSIDIARY AND/OR ANY RELEASES.

29. Indemnification for Lease Claims. Partnership and the relevant Subsidiary will indemnify, defend and hold harmless Purchaser from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys’ fees) arising from claims by Tenants under the Leases as a result of any obligations and duties of the landlord thereunder to the extent such obligations relate to events or circumstances occurring prior to the Closing Date, except for claims relating to the physical condition of the Subject Property or any Hazardous Materials Effect. Purchaser will indemnify, defend and hold harmless Partnership and the relevant Subsidiary from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys’ fees) arising from claims by Tenants under the Leases as a result of any obligations and duties of landlord thereunder to the extent such obligations relate to events or circumstances occurring from and after the Closing Date, except for claims relating to the physical condition of the Subject Property or any Hazardous Materials Effect existing as of the Closing Date. The indemnification obligations contained in this Section 29 shall survive Closing.

30. Time of Essence. Time is of the essence of this Agreement.

31. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

32. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

33. Tax Deferred Exchange. Purchaser and Partnership (or any Subsidiary, as appropriate), or their permitted assigns, have the right to structure the sale of the Subject Property as part of one or more deferred exchanges in accordance with the provisions of Section 1031 of the Internal Revenue Code. Purchaser and Partnership will make reasonable efforts to cooperate with any such exchange requested by the other; so long as such exchange does not require Purchaser to execute any additional documentation other than a simple consent, and provided that: (i) the Closing Date hereunder will not thereby be delayed, (ii) the cooperating Purchaser or Partnership, as the case may be, does not incur any additional expense or liability, nor assume any personal liability in connection with a request by the other party to cooperate with said exchange, (iii) the exchanging party shall not be released from its obligations under this Agreement if the exchanging party’s exchange fails for any reason, and the exchanging party shall remain obligated under this Agreement, (iv) the cooperating party shall not be required to acquire title to any other real property (other than the Real Property), and (v) the exchanging party shall indemnify, defend and hold the cooperating party harmless from and against all expenses, losses, costs (including, without limitation, reasonable attorneys’ fees), damages and claims resulting from the exchanging party’s exchange or attempted exchange. The cooperating party hereby disclaims any responsibility for the qualification of the transactions contemplated by this Agreement as a tax-deferred exchange under Internal Revenue Code Section 1031, as amended, and the exchanging party agrees that the cooperating party shall not be liable for any tax liability, interest or penalties arising thereunder by virtue of the cooperating party’s cooperation in the consummation of any such exchange or attempted exchange.

34. Return of Documents; Confidentiality. In the event that this Agreement is terminated or cancelled without Purchaser acquiring the Subject Property pursuant to the terms hereof, Purchaser shall, within five (5) business days thereafter, deliver to Partnership all due diligence materials delivered by Partnership to Purchaser. Prior to the Closing, Purchaser agrees not to disclose any due diligence materials to third parties, except that Purchaser may disclose such information to (i) those employed or engaged by Purchaser in connection with Purchaser’s due diligence investigations, (ii) to Purchaser’s attorneys, the Lender, potential lenders, title and escrow officers and others involved in connection with the transactions described in this Agreement, (iii) to Purchaser’s directors, officers, shareholders, partners and other affiliates, (iv) to the extent required by law, subpoena or court order. Purchaser shall indemnify, defend and hold Partnership and the Subsidiaries harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorney’s fees) asserted against or incurred by Partnership or the Subsidiaries as a result of any violation of, or failure to comply with this Section 34. The obligations in this Section 34 shall survive Closing or termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Subject Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

35. IRS Reporting Requirements. Partnership and Purchaser acknowledge and agree that Section 6045(e) of the Internal Revenue Code of 1986 requires that notice of the sale and purchase of the Subject Property described in this Agreement, be provided to the Internal Revenue Service (the “IRS”) by preparation of and filing with the IRS of one or more IRS Form 1099-B; and further, Partnership and Purchaser agree to furnish and provide, or cause the Subsidiaries to furnish and provide, to the Title Company any and all information and documentation, including without limitation the Designation Agreements, that the Title Company may require in order for the Title Company to (a) comply with all instructions to the IRS Forms 1099-B in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Forms 1099-B with respect to this transaction.

36. Attorneys’ Fees. If either party commences an action against the other to enforce this Agreement or because of the breach by either party of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney fees, costs, and expenses (including expert fees and costs) incurred in connection with the prosecution or defense of such action, including any appeal, in addition to all other relief.

37. Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded.

38. Title Company Authorized to Complete Blanks. If necessary, Title Company is authorized to insert the Closing Date in any blanks in the closing documents.

39. Exhibits and Schedules. The following schedules and exhibits are made a part hereof, with the same force and effect as if specifically set forth herein:

Schedule 1 -	Projects and Purchase Price Allocation
Schedule 2 -	Existing Debt and Loan Documents
Schedule 3 -	List of Due Diligence Materials
Schedule 4-	List of Master Leases
Schedule 5 -	List of Environmental Reports
Schedule 6 -	Uncompleted Tenant Improvements and Unpaid Tenant Allowances

Exhibit A -	Legal Description
Exhibit B -	Schedule of Leases
Exhibit C	Schedule of Broker Commissions
Exhibit D -	Schedule of Permits and Licenses
Exhibit E -	Schedule of Service Contracts
Exhibit F -	Schedule of Warranties
Exhibit G -	Form of Earnest Money Escrow Agreement
Exhibit H -	Permitted Encumbrances
Exhibit I -	Form of Tenant Estoppel Certificate
Exhibit J -	Forms of Deeds
Exhibit K -	Form of Bill of Sale
Exhibit L -	Form of Assignment and Assumption of Leases
Exhibit M -	Form of Assignment and Assumption of Contracts and Project Documents
Exhibit N -	Schedule of 3-14 Audit Documents

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PARTNERSHIP:

OPUS REAL ESTATE VI LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Opus Real Estate VI, L.L.C.
Its: General Partner

	By:	/s/ Authorized Signatory
Name:
Title:

S-1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

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JOINDER OF SUBSIDIARIES:

Each of the Subsidiaries hereby joins this Agreement with respect to the obligations, representations, warranties and indemnities of the Partnership to the Purchaser only to the extent related to (i) the status of such Subsidiary or its authority to enter into any documents related to this Agreement, (ii) the Project owned by such Subsidiary and/or (iii) the portion of the Existing Debt for which such Subsidiary is an obligor; provided that the liability of the Subsidiaries and the Partnership under this Agreement shall be limited as provided in Section 8 hereof.

Opus Real Estate Texas VI Limited Partnership, a Delaware limited partnership

Opus Real Estate America VI OH, L.L.C., a Delaware limited liability company		By: Opus Real Estate USA VI, L.L.C., a Delaware limited liability company

By:	/s/ Authorized Signatory	By:	/s/ Authorized Signatory
Name:		Name:
Its		Its

Opus Real Estate Continental VI IN, L.L.C., a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Its

Opus Real Estate Continental VI MN, L.L.C., a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Its

Opus Real Estate Georgia VI, L.L.C., a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Its

Opus Real Estate Ohio VI, L.L.C., a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Its

Opus Real Estate Ventures VI MN, L.L.C., a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Its

S-3